Exhibit IV


                    Right of First Offer Agreement

This Right of First Offer Agreement (the "Agreement"), dated as of February 4, 2000, is by and among Jonathan P. Aust ("Aust"),
SBC Communications Inc., a Delaware corporation ("SBC"),
Telefonos de Mexico, S.A. de C.V. ("Telmex") and Network Access
Solutions Corporation, a Delaware corporation ("NAS").

         WHEREAS, SBC and Telmex wish to acquire from Aust, and Aust wishes to grant to SBC and Telmex, a right of first offer to acquire shares of capital stock of NAS held by Aust;

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

Section 1.  RIGHT OF FIRST OFFER

1.1      Right of First Offer

   Subject to the terms and conditions specified in this Agreement, Aust hereby grants to SBC and Telmex, as long as SBC and Telmex own all of the shares of Series B Preferred Stock issued to them upon the closing under the Stock Purchase Agreements of even date herewith between SBC and NAS and between Telemex and NAS (the "Preferred Shares") or all of the shares of Common Stock issued upon conversion of such Preferred Shares (or a greater number of shares of Preferred Stock or shares of Common Stock than originally issued upon such closing or conversion), a right of first offer with respect to future sales by Aust of any shares of Common Stock or other securities of NAS (the "TRANSFER SHARES") owned of record or beneficially by Aust on or after the date hereof.

         (a) In the event Aust proposes to sell any TRANSFER SHARES, he shall give SBC, Telmex and any Transferees (as defined in Section 3.5) written notice (the "Notice") of his intention stating: (i) a description of the TRANSFER SHARES he proposes to sell, (ii) the number of TRANSFER SHARES he proposes to sell, and
(iii) the price per share at which, and other terms on which, he proposes to sell such TRANSFER SHARES.

         (b) Within 10 Business Days after the Notice is given, SBC, Telmex and the Transferees may elect to purchase, at the price specified in the Notice, up to the number of shares of the TRANSFER SHARES proposed to be sold. An election to purchase
(the "Election") shall be made in writing and must be given to Aust within such 10 Business Day period. Unless otherwise agreed by SBC, Telmex and the Transferees, if more than one of SBC, Telmex and any Transferee desires to purchase TRANSFER SHARES and there are insufficient TRANSFER SHARES to accommodate all proposed purchases, the SBC, Telmex and Transferee purchases shall be on a pro rata basis based on the number of shares of NAS
Preferred Stock and NAS Common Stock they own at such time. The closing of the sale of TRANSFER SHARES by Aust to SBC, Telmex and/or any Transferee shall take place within 30 days after the Election is made, provided that the 30 day period shall be extended to the extent necessary to accommodate the receipt of any necessary regulatory approvals for the sale.

         (c) Aust shall have 90 days after the last date on which SBC's and Telmex's right of first offer lapsed to enter into an agreement (pursuant to which the sale of TRANSFER SHARES covered thereby shall be closed, if at all, within 45 days from the execution thereof) to sell the TRANSFER SHARES which SBC, Telmex and the Transferees did not elect to purchase under this Agreement, at or above the price and upon terms not materially more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event Aust has not entered into an agreement to sell the TRANSFER SHARES within such 90 day period (or sold and issued the TRANSFER SHARES in accordance with the foregoing within 45 days from the date of such agreement), Aust shall not thereafter issue or sell any TRANSFER SHARES without first offering such TRANSFER SHARES to SBC, Telmex and the Transferees in the manner provided in this Agreement.

         (d) Notwithstanding any other provision hereof, Aust shall have the right to sell or otherwise transfer any TRANSFER SHARES without compliance with any other provisions of this Section 1 to
(i) Aust's spouse, children, grandchildren, siblings, aunts, uncles, cousins, nieces, nephews, parents and/or grandparents, or
(ii) to a trust for the benefit of Aust or any one or more of the foregoing (each of such persons or entities, a "Permitted
Transferee") who or which agrees to be bound by the provisions hereof.

Section 2.  REPRESENTATIONS, WARRANTIES AND COVENANTS

         Mr. Aust represents and warranties to SBC and Telmex as follows:

     Aust has all requisite power and authority to execute, deliver and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Aust and is a legal, valid and binding obligation of Aust enforceable in accordance with its terms, and does not require the consent or approval of any third party

     The TRANSFER SHARES are not subject to any contractual right of first refusal or other right in favor of any person or entity or any encumbrance, and Aust covenants not to enter into any agreement that would make the TRANSFER SHARES subject to any such right or encumbrance or which would be inconsistent with this Agreement.

Section 3.  MISCELLANEOUS

3.1      Rights and Remedies

         Unless otherwise provided herein, the rights and remedies of the parties hereunder shall not be mutually exclusive, and the exercise of one or more provisions of this Agreement shall not preclude the exercise of any other provisions. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other suitable remedy, it being the intention of this Section to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

3.2      Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

3.3      Notices

         Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing (and, in addition to such writing, the text of any such notice, request, instruction or other document also shall be sent by electronic mail to the e-mail addresses specified below) and shall be deemed received (i) upon receipt if delivered either personally or by telex or facsimile (provided that such telex or facsimile is confirmed in writing by express mail), (ii) on the next day if by express mail or (iii) on the date that is three days after being sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or at such other address for a party as shall be specified by like notice provided that such notice shall be effective only after receipt thereof):



If to SBC:                                    James Kahan
                                              Senior Vice President -
                                              Corporate Development
                                              SBC Communications Inc.
                                              175 East Houston Street
                                              San Antonio, TX  78205
                                              Fax:     210-351-5034
                                              Voice:  210-351-5030
                                              E-mail: Jkahan@corp.sbc.com

With a copy (which shall                      Michael A. Meyer
not constitute notice)                        General Attorney
to:                                           SBC Communications Inc.
                                              175 East Houston Street
                                              San Antonio, TX   78205
                                              Fax:      210-351-3488
                                              Voice:    210-351-2165
                                              E-mail: Mmeyer@corp.sbc.com
If to Telmex:                                 Parque Via 198, Oficina 701
                                              Col Cuauhtemoc
                                              Mexico City DF, 06599
                                              Mexico

If to Aust:                                   Jonathan P. Aust
                                              President and Chief Executive
                                              Officer
                                              Network Access Solutions
                                              100 Carpenter Drive
                                              Sterling, VA  20165
                                              Fax:     703-742-7706
                                              Voice:   703-995-1682
                                              E-mail: jaust@nas-corp.com

With a copy (which shall                    Worth D. MacMurray
not constitute notice)                      Vice President, Legal and Strategic
to:                                         Planning
                                            Network Access Solutions
                                            100 Carpenter Drive
                                            Sterling, VA  20165
                                            Fax:     703-995-2180
                                            Voice:  703-995-2695
                                            E-mail: wmacmurray@nas-corp.com


3.4      Governing Law

         This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

3.5      Assignment

         This Agreement (i) may not be assigned by Aust without SBC's and Telmex's consent (which consent shall not be unreasonably withheld) except to a Permitted Transferee, that agrees to be bound by all of the terms hereof and (ii) may not be assigned by SBC or Telmex without the consent of Aust (which consent shall not be unreasonably withheld) except to any Wholly-Owned
Subsidiary of SBC or Telmex (as hereafter defined) that agrees to be bound by all of the terms hereof (any permitted assignee described in this clause (ii), a "Transferee"), and provided that no such permitted assignment shall relieve the assigning party of any liability for a breach of this Agreement by such party or its assignee. In the event that SBC or Telmex shall assign its right of first offer pursuant to this Agreement with respect to less than all of the TRANSFER SHARES, SBC or Telmex shall retain its right of first offer to the extent not assigned. For purposes hereof, "Wholly-Owned Subsidiary of SBC or Telmex" means any corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust or other entity of which the outstanding capital stock is wholly owned directly or indirectly by SBC or Telmex and which is formed for business purposes that are unrelated to the ability of such entity to receive any rights or interests hereunder or associated herewith. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors in interest.


                                             [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer, hereunto duly authorized, on the date first above written.



                                          /s/ Jonathan P. Aust
                                           Jonathan P. Aust


                                        SBC COMMUNICATIONS INC.


                                        By:  /s/ James S. Kahan
                                             Name:_________________________
                                             Title:________________________

                                        TELEFONOS DE MEXICO, S.A. DE C.V.


                                        By:  /s/ Adolfo Cerezo
                                             Name:  Adolfo Cerezo
                                             Title: C.F.O.

                                        NETWORK ACCESS SOLUTIONS
                                        CORPORATION


                                        By:  /s/ Jonathan P. Aust
                                             Name:   Jon Aust
                                             Title:  CEO